     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 7, 2001



                                                      REGISTRATION NO. 333-62222

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                       PIEDMONT NATURAL GAS COMPANY, INC.
             (Exact name of Registrant as specified in its charter)
                             ---------------------

            NORTH CAROLINA                            56-0556998
   (State or other jurisdiction of                 (I.R.S. Employer
    incorporation or organization)               Identification No.)

                               1915 REXFORD ROAD
                             POST OFFICE BOX 33068
                              CHARLOTTE, NC 28233
                                 (704) 364-3120
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                WARE F. SCHIEFER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       PIEDMONT NATURAL GAS COMPANY, INC.
                     1915 REXFORD ROAD, CHARLOTTE, NC 28211
                                 (704) 364-3120
(Name, address, including zip code, and telephone numbers, including area code, of agent for service)
                             ---------------------
                                WITH COPIES TO:


             JERRY W. AMOS, ESQ.                               CHRISTOPHER J. MOORE, ESQ.
  NELSON, MULLINS, RILEY & SCARBOROUGH, LLP                ORRICK, HERRINGTON & SUTCLIFFE LLP
 SUITE 3350, BANK OF AMERICA CORPORATE CENTER                       666 FIFTH AVENUE
            100 NORTH TRYON STREET                           NEW YORK, NEW YORK 10103-0001
           CHARLOTTE, NC 28202-4021                                  (212) 506-5000
                (704) 417-3000


                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION DATED AUGUST 7, 2001


PROSPECTUS

                       PIEDMONT NATURAL GAS COMPANY, INC.

                       By this prospectus, we offer up to

                                  $250,000,000

                      of debt securities and common stock

                             ---------------------

   WE WILL PROVIDE SPECIFIC TERMS OF THESE SECURITIES IN SUPPLEMENTS TO THIS
     PROSPECTUS. THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT. YOU SHOULD READ THIS PROSPECTUS AND THE
               PROSPECTUS SUPPLEMENT CAREFULLY BEFORE YOU INVEST.

     We may offer our securities directly or through underwriters, agents or dealers. The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements. The "Plan of Distribution" section of this prospectus also provides more information on this topic.



                             ---------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS
  PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


             The date of this Prospectus is                , 2001.

                           FORWARD-LOOKING STATEMENTS

     Our discussion contains forward-looking statements concerning, among others, plans, objectives, proposed capital expenditures and future events or performance. Our statements reflect our current expectations and involve a number of risks and uncertainties. Although we believe that our expectations are based on reasonable assumptions, we can give no assurances that these expectations will be achieved. Important factors that could cause actual results to differ include:

     - Regulatory issues, including those that affect allowed rates of return, rate structure and financings,

     - Industrial, commercial and residential growth in our service territories,

     - Deregulation, unanticipated impacts of restructuring and increased competition in the energy industry,

     - The potential loss of large-volume industrial customers due to bypass or the shift by such customers to special competitive contracts at lower per-unit margins,

     - Economic and capital market conditions,

     - The ability to meet internal performance goals,

     - The capital intensive nature of our business, including development project delays or changes in project costs,

     - Changes in the availability and price of natural gas,

     - Changes in demographic patterns and weather conditions, and

     - Changes in environmental requirements and cost of compliance.

     All of these factors are difficult to predict and many are beyond our control. Accordingly, while we believe these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. When used in our documents or oral presentations, the words "anticipate," "believe," "estimate," "expect," "objective," "projection," "forecast," "goal" or similar words are intended to identify forward-looking statements.

                      WHERE YOU CAN FIND MORE INFORMATION

AVAILABLE INFORMATION


     We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.



     The SEC also maintains an Internet site that contains reports, proxy, and information statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is http://www.sec.gov.

     Our common stock is listed on the New York Stock Exchange and you can inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     We have filed with the SEC a registration statement on Form S-3 that registers the securities we are offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities offered. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" information into this prospectus that we have filed with it. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this document.

     This prospectus includes by reference the following documents that we have previously filed with the SEC and that we have not included or delivered with this document:


     - our Annual Report on Form 10-K for the year ended October 31, 2000,



     - our Quarterly Report on Form 10-Q for the quarter ended January 31, 2001,



     - our Quarterly Report on Form 10-Q for the quarter ended April 30, 2001,



     - our Current Report on Form 8-K filed on August 2, 2001, and



     - our Current Report on Form 8-K filed on August 7, 2001.


     These documents contain important information about us, our common stock and our financial condition.

     We incorporate by reference additional documents that we may file with the SEC between the date of this prospectus and the date of the closing of each offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     You can obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address or telephone number:


                            Office of the Secretary

                       Piedmont Natural Gas Company, Inc.

                               1915 Rexford Road


                             Post Office Box 33068


                        Charlotte, North Carolina 28233

                   Telephone Number (704) 364-3483, Ext. 6202

                                  THE COMPANY


     Piedmont Natural Gas Company, Inc., is an energy and services company primarily engaged in the distribution of natural gas to over 690,000 residential, commercial and industrial customers in North Carolina, South Carolina and Tennessee. We are the second-largest natural gas utility in the southeast. We also sell residential and commercial gas appliances in Tennessee. In the Carolinas, our service area is comprised of numerous cities, towns and communities including Anderson, Greenville and Spartanburg in South Carolina and Charlotte, Salisbury, Greensboro, Winston-Salem, High Point, Burlington and Hickory in North Carolina. In Tennessee, our service area is the metropolitan area of Nashville. Effective January 1, 2001, we closed the purchase of the natural gas distribution business of Atmos Energy Corporation located in Gaffney and Cherokee County, South Carolina.



     In 1994, our predecessor, which was incorporated in 1950, was merged into a newly formed North Carolina corporation for the purpose of changing our state of incorporation to North Carolina.


     We have two reportable business segments, domestic natural gas distribution and retail energy marketing services. The domestic natural gas business is conducted by the parent company and two wholly owned subsidiaries of our subsidiary Piedmont Energy Partners -- Piedmont Intrastate Pipeline Company and Piedmont Interstate Pipeline Company. Piedmont Intrastate owns 16.45% of the membership interests of Cardinal Pipeline Company, L.L.C., which owns and operates an intrastate natural gas pipeline in North Carolina. Piedmont Interstate owns 35% of the membership interests of Pine Needle LNG Company, L.L.C., which owns an interstate liquified natural gas (LNG) peak-demand facility in North Carolina. The retail energy marketing services business is conducted by SouthStar Energy Services LLC, a limited liability company in which a wholly owned subsidiary of Piedmont Energy Partners, Piedmont Energy Company, has a 30% equity interest. SouthStar offers a combination of unregulated energy products and services to industrial, commercial and residential customers in the southeastern United States.


     Another wholly owned subsidiary of Piedmont Energy Partners, Piedmont Propane Company, owns 20.69% of the membership interest in US Propane, L.P., which owns all of the general partnership interest and approximately 34% of the limited partnership interest in Heritage Propane Partners, L.P. (NYSE:HPG). Heritage is the nation's fourth-largest propane distributor serving more than 500,000 customers in 28 states.


     Our utility operations are subject to regulation by the North Carolina Utilities Commission, the Public Service Commission of South Carolina and the Tennessee Regulatory Authority as to rates, service area, adequacy of service, safety standards, extensions and abandonment of facilities, accounting and depreciation. We are also subject to regulation by the North Carolina Utilities Commission as to the issuance of securities. We are also subject to or affected by various federal regulations.


     Our principal executive offices are maintained at 1915 Rexford Road, Post Office Box 33068, Charlotte, North Carolina 28233, and our telephone number is
(704) 364-3120. Our web site is http://www.piedmontng.com. Information on our web site is not part of this prospectus.

                                USE OF PROCEEDS


     Unless otherwise specified in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes, including construction of additional facilities, the repayment of short-term debt and working capital needs. Pending such use, we may temporarily invest the net proceeds in investment grade securities. We may, from time to time, engage in additional capital financing of a character and in amounts to be determined by us in light of our needs at such time or times and in light of prevailing market conditions. If we elect at the time of an issuance of the securities to make different or more specific use of proceeds other than that set forth herein, we will describe such use in the prospectus supplement.


                       RATIO OF EARNINGS TO FIXED CHARGES


     The following are the consolidated ratios of earnings to fixed charges for the twelve-month period ended April 30, 2001, and each of our fiscal years in the five-year period ended October 31, 2000:



                                                 TWELVE MONTHS
                                                     ENDED           YEARS ENDED OCTOBER 31,
                                                   APRIL 30,     --------------------------------
                                                     2001        2000   1999   1998   1997   1996
                                                 -------------   ----   ----   ----   ----   ----
Ratio of Earnings to Fixed Charges
  (unaudited)(1)...............................      3.52        3.38   3.52   3.58   3.26   3.15


---------------

(1) For purposes of computing the consolidated ratios, "earnings" represent our net income from continuing operations plus applicable income taxes and fixed charges, and "fixed charges" represent interest expense, amortization of debt discount, premium and expense, and a portion of lease payments considered to represent an interest factor.

                            SECURITIES WE MAY ISSUE

     We may use this prospectus to offer up to $250,000,000 of:


     - our debt securities and


     - our common stock.

                             PROSPECTUS SUPPLEMENTS

     This prospectus provides you with a general description of the debt securities and common stock we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add to or change information contained in this prospectus. If so, the prospectus supplement should be read as superseding this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

     The prospectus supplement to be attached to the front of this prospectus will describe the amount and terms of any debt securities that we offer, the amount of common stock that we offer and any initial public offering price, the purchase price and net proceeds that we will receive and the other specific terms related to the offering of the securities.

     For more details on the terms of the securities, you should read the exhibits filed with our registration statement.

                         DESCRIPTION OF DEBT SECURITIES

     We may issue debt securities from time to time in one or more distinct series. This section summarizes the material terms of the debt securities that we anticipate will be common to all series. Most of the financial and other terms of any series of debt securities that we offer and any differences from the common terms will be described in the prospectus supplement to be attached to the front of this prospectus.


     As used in this section, "we," "us" and "our" refer to Piedmont Natural Gas Company and not to its subsidiaries, unless the context otherwise requires.


     As required by U.S. federal law for all bonds and notes of companies that are publicly offered, a document called an "indenture" will govern any debt securities that we issue. An indenture is a contract between us and a financial institution acting as trustee on your behalf. We have entered into an indenture with Citibank, N.A., who will act as trustee. The indenture will be subject to the Trust Indenture Act of 1939. The trustee has the following two main roles:

     - the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described later in this prospectus.

     - the trustee will perform certain administrative duties for us, which include sending you interest payments and notices.


     Because this section is a summary of the material terms of the indenture, it does not describe every aspect of the debt securities. We urge you to read the indenture because it, and not this description, will define your rights as a holder of debt securities. For example, in this section, we use capitalized words to signify terms that are specifically defined in the indenture. Some of the definitions are repeated in this prospectus, but for the rest you will need to read the indenture. We have filed or will file the indenture and any supplements to it as exhibits to the registration statement that we have filed with the SEC. See "Where You Can Find More Information," for information on how to obtain copies of the indenture and any supplements. References to the "Indenture" in this prospectus mean the indenture we have filed as an exhibit to the registration statement relating to this offering that we have filed with the SEC.


GENERAL


     The Debt Securities may be issued from time to time in one or more series. Although the amount of Debt Securities offered by this prospectus will be limited to $250,000,000, the Indenture does not contain any limitations on the amount of Debt Securities that may be issued under it at any time or from time to time in one or more series.



     The Debt Securities will be our unsecured obligations and will rank equally and ratably with all of our other unsecured indebtedness. As of April 30, 2001, we had issued and outstanding long-term debt with an aggregate principal amount of $483,000,000. The Debt Securities will be issued only in fully registered form.


     You should read the prospectus supplement for the following terms of the series of Debt Securities offered by the prospectus supplement. Our board of directors will establish the following terms before issuance of the series:

          (1) the specific title of the offered Debt Securities;

          (2) any limit on the aggregate principal amount of the offered Debt Securities;

          (3) the person to whom any interest on the offered Debt Securities will be payable, if other than the person in whose name that offered debt security is registered at the close of business on the record date for such interest;

          (4) the date or dates on which the principal of the offered Debt Securities is payable;

          (5) the rate or rates at which the offered Debt Securities will bear interest, if any, or the formula that will be used to determine which such rate or rates, and the date or dates from which any such interest will accrue, and the date or dates for any interest payable;

          (6) the place or places where the principal, premium (if any) and interest on the offered Debt Securities will be payable, and the method of such payment;

          (7) the period or periods within which the price or prices at which and the terms and conditions upon which the offered Debt Securities may be redeemed, in whole or in part, at our option;

          (8) our obligations, if any, to purchase or redeem the offered Debt Securities under any sinking fund or analogous provision or at the option of holders of such securities and the period or periods within which, the price or prices at which and the terms and conditions upon which the offered Debt Securities will be redeemed or purchased, in whole or in part, pursuant to such obligation;

          (9) the denominations in which the offered Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

          (10) if the amount of payments of principal, premium (if any) or interest on the offered Debt Securities may be determined with reference to an index, the manner in which such amounts shall be determined;


          (11) whether the offered Debt Securities will be issuable in whole or in part in the form of one or more global securities (as defined under "Global Securities") and, if so, the securities depository or depositories for such global security or securities and the circumstances under which any such global security or securities may be registered for transfer or exchange, or authenticated and delivered, in the name of a person other than such depository or its nominee, other than as set forth in the Indenture;


          (12) if other than the principal amount thereof, the portion of the principal amount of the offered Debt Securities which shall be payable upon declaration of acceleration of the maturity thereof;

          (13) any modification, amendment or addition to our covenants;

          (14) whether the offered Debt Securities will be subject to defeasance or covenant defeasance, or such other means of satisfaction and discharge as may be specified in the prospectus supplement;

          (15) any additional events of default; and

          (16) any other terms or provisions of the offered Debt Securities not inconsistent with the provisions of the Indenture.


     The Indenture does not limit the amount of Debt Securities that we are authorized to issue from time to time. We may issue Debt Securities with terms different from those of Debt Securities already issued. Without the consent of the holders of outstanding Debt Securities, we may reopen a previous issue of a series of Debt Securities and issue additional Debt Securities of that series unless the reopening was restricted when we created that series.

     There is no requirement that we issue Debt Securities in the future under the Indenture, and we may use other indentures or documentation, containing different provisions, in connection with future issues of other Debt Securities.


     We may issue the Debt Securities as "Original Issue Discount Securities," which are Debt Securities, including any zero-coupon Debt Securities, that are issued and sold at a discount from their stated principal amount. Original Issue Discount Securities provide that, upon acceleration of their maturity, an amount less than their principal amount will become due and payable. We will describe the U.S. federal income tax consequences and other considerations applicable to original issue discount securities in any prospectus supplement.

GLOBAL SECURITIES


     We will issue each debt security under the Indenture in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. A global security represents one or any other number of individual Debt Securities. Generally, all Debt Securities represented by the same global securities will have the same terms. We may, however, issue a global security that represents multiple Debt Securities that have different terms and are issued at different times. We call this kind of global security a master global security.


     Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all Debt Securities issued in book-entry form. We will describe the specific terms of the depository arrangements with respect to any Debt Securities represented by a Global Security in the applicable prospectus supplement.

     A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under "Special Situations When a Global Security Will Be Terminated." As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all Debt Securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, if your security is represented by a global security, you will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

     Special Considerations for Global Securities. As an indirect holder, your rights relating to a global security will be governed by the account rules of your financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of Debt Securities and instead deal only with the depositary that holds the global security.

     If we issue Debt Securities only in the form of a global security, you should be aware of the following:

     - you cannot cause the Debt Securities to be registered in your name, and cannot obtain non-global certificates for your interest in the Debt Securities, except in the special situations that we describe below,

     - you will be an indirect holder and must look to your own bank or broker for payments on the Debt Securities and protection of your legal rights relating to the Debt Securities,

     - you may not be able to sell interests in the Debt Securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form,

     - you may not be able to pledge your interest in a global security in circumstances where certificates representing the Debt Securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective,


     - the depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to your interest in a global security. We and the Trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in a global security. We and the Trustee also do not supervise the depositary in any way,


     - DTC requires that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well, and financial institutions that participate in the depositary's book-entry system, and through which you hold your interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt security. Your chain of ownership may contain more than one financial intermediary. We do not monitor and are not responsible for the actions of any of those intermediaries.

     Special Situations When a Global Security Will Be Terminated. In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the Debt Securities it represented. After that exchange, the choice of whether to hold the Debt Securities directly or in street name will be up to you. You must consult your own bank or broker to find out how to have your interests in a global security transferred on termination to your own name, so that you will be a holder.

     The special situations for termination of a global security are as follows:

     - if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 60 days,


     - if we notify the Trustee that we wish to terminate that global security, or if an event of default has occurred with regard to Debt Securities represented by that global security and has not been cured or waived; we discuss defaults later under "Defaults and Right of Acceleration."



     If a global security is terminated, only the depositary, and not we or the Trustee, is responsible for deciding the names of the institutions in whose names the Debt Securities represented by the global security will be registered and, therefore, who will be the holders of those Debt Securities.


EXCHANGE REGISTRATION AND TRANSFER

     We will not be required to exchange or register a transfer of (i) any Debt Securities of any series for a period of 15 days next preceding the mailing of the notice of any redemption of such Debt Securities of such series to be redeemed, or (ii) any such series selected, called or being called for redemption except, in the case of any such series to be redeemed in part, the portion thereof not to be so redeemed.

DEBT SECURITIES ISSUED IN NON-GLOBAL FORM

     Debt Securities not issued in global form will be issued:

     - only in fully registered form,

     - without interest coupons, and

     - unless we indicate otherwise in the prospectus supplement, in denominations of $1,000 and amounts that are multiples of $1,000.

     Holders may exchange their Debt Securities that are not in global form for Debt Securities of smaller denominations or combined into fewer Debt Securities of larger denominations, as long as the total principal amount is not changed.


     Holders may exchange or transfer their Debt Securities at the office of the Trustee. We will appoint the Trustee to act as our agent for registering Debt Securities in the names of holders transferring Debt Securities. We may appoint another entity to perform these functions or perform them ourselves.


     Holders will not be required to pay a service charge to transfer or exchange their Debt Securities, but they may be required to pay for any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder's proof of legal ownership.

     If we have designated additional transfer agents for your Debt Security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

     If a Debt Security is issued as a Global Security, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection, since it will be the sole holder of the debt security.

REDEMPTION


     Any terms for the optional or mandatory redemption of the Debt Securities will be set forth in the applicable prospectus supplement. Except as shall otherwise be provided with respect to the Debt Securities redeemable at the option of the holder, such Debt Securities will be redeemable only upon notice, by mail, not less than 30 nor more than 60 days prior to the date fixed for redemption and, if less than all of the Debt Securities of any series are to be redeemed, the Trustee shall select the particular Debt Securities to be redeemed in such manner as it deems fair and appropriate. If less than all of the Debt Securities represented by a Global Security are to be redeemed, the beneficial interest to be redeemed will be selected by the Depository as described in the applicable prospectus supplement.


COVENANTS

     The Indenture contains the covenants summarized below, which are applicable so long as any of the Debt Securities are outstanding.

     Property. To the extent necessary for our business to be properly conducted, we will cause (or, with respect to property owned in common with others, make reasonable effort to cause) all of our properties used or useful in the conduct of our business to be maintained and kept in good condition, repair and working order. We will also cause (or, with respect to property owned in common with others, make reasonable effort to cause) all necessary repairs, renewals, replacements, betterments and improvements to be made on such properties. This covenant does not prevent us from discontinuing, or causing the discontinuance of, the operation and maintenance of any of our properties if such discontinuance is, in our judgment, desirable in the conduct of our business.

     Limitation on Liens. We will not create, assume or suffer to exist, and will not permit any subsidiary to create, assume or suffer to exist, except in our favor, any mortgage, pledge or other lien or encumbrance of or upon any of our properties or assets (including stock and other securities of subsidiaries) without making effective provisions to secure equally and ratably the Debt Securities then outstanding and other indebtedness entitled to be so secured, except that we or a subsidiary, without so securing the Debt Securities, may create, assume or suffer to exist:



          (a) certain purchase money and existing liens in connection with property acquisitions and the extension, renewal or refunding of the same,


          (b) pledges of current assets, in the ordinary course of business to secure current liabilities,

          (c) liens on property to secure obligations to pay all or a part of the purchase price of such property only out of or measured by oil or gas production or the proceeds thereof, or liens upon production from oil and gas property or the proceeds of such production, to secure obligations to pay all or part of the expenses of exploration, drilling or development of such property only out of such production or proceeds,

          (d) mechanics' or materialman's liens, certain good faith deposits, deposits to secure public or statutory obligations, deposits to secure, or in lieu of, surety, stay or appeal bonds, and deposits as security for payment of taxes, assessments or similar charges and liens or security interests created in connection with bid or completion bonds,

          (e) liens arising by reason of deposits with, or the giving of security to, a governmental agency as a condition to the transaction of business or the exercise of a privilege or license, or to enable us or a subsidiary to maintain self-insurance or participate in any funds established to cover any insurance risks in connection with workmen's compensation, unemployment insurance, old age pension or other social security,

          (f) pledges or assignments of accounts receivable, including customers' installment paper, to banks or others (including to or by any subsidiary which is principally engaged in the business of financing our business and the business of our subsidiaries) made in the ordinary course of business,

          (g) liens of taxes or assessments for the current year or not due or being contested in good faith and against which an adequate reserve has been established,

          (h) judgments or liens the finality of which is being contested and execution on which is stayed,

          (i) assessments or similar encumbrances the existence of which does not impair the use of the property subject thereto for the purposes for which it was acquired,

          (j) certain landlords' liens so long as the rent secured thereby is not in default, and

          (k) liens on the assets of any limited liability company organized under a limited liability company act of any state which limited liability company is treated as a partnership for federal income tax purposes.

     Subject to the provisions described under "Consolidation, Merger or Sale," we will do or cause to be done all things necessary to preserve and keep in full force and effect our corporate existence, rights (charter and statutory), our franchises or franchises of our subsidiaries. We will not be required to preserve, or cause any subsidiary to preserve, any such right or franchise or to keep in full force and effect the corporate existence of any subsidiary if, in our judgment, preservation is no longer desirable in the conduct of our business and the loss thereof is not disadvantageous in any material respect to the holders of any series of Debt Securities.


     Unless otherwise indicated in the prospectus supplement, the covenants contained in the Indenture and the Debt Securities would not necessarily afford holders protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders.

CONSOLIDATION, MERGER OR SALE

     We will not consolidate with or merge into any other corporation or sell or convey all or substantially all of our assets to any person, firm or corporation unless

          (i) either we shall be the continuing corporation, or the successor corporation (if other than us) shall be a corporation organized and existing under the laws of the United States of America or a state thereof or the District of Columbia and such corporation shall expressly assume, by supplemental indenture, the due and punctual payment of the principal, premium (if any) and interest on all the Debt Securities and the performance of all of our covenants under the Indenture,

          (ii) we or such successor corporation, as the case may be, shall not, immediately after such merger or consolidation, or such sale or conveyance, be in default in the performance of any such covenant or condition, and

          (iii) we will have delivered to the Trustee an opinion of counsel as provided in the Indenture.

PAYMENT AND PAYING AGENT


     The principal, premium (if any) and interest (if any) on Debt Securities not represented by a Global Security will be payable in New York Clearing House Funds at the office or agency of the paying agent or paying agents as we may designate from time to time, provided that, at our option, interest may be paid by check mailed to the holders entitled thereto at their last addresses as they appear in the Debt Security Register. The Trustee is initially designated as our sole paying agent and the principal corporate trust office of Citibank, N.A., in the Borough of Manhattan, the City of New York, is initially designated as the office where the Debt Securities may be presented for payment, for the registration of transfer and for exchange and where notices and demands to or upon us in respect of the Debt Securities or of the Indenture may be served. Unless otherwise indicated in the applicable prospectus supplement, interest payments shall be made to the person in whose name any debt security is registered at the close of business on the record date with respect to an interest payment date. All moneys paid by us to a paying agent for the payment of principal, premium (if any) or interest on any debt security of any series which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to us, and the holder of such debt security will thereafter look only to us for payment thereof.


DEFAULTS AND RIGHTS OF ACCELERATION

     The following are Events of Default under the Indenture with respect to a particular series of Debt Securities:

          (a) default in the payment of the principal or premium (if any) on any of the Debt Securities of such series when due and payable;

          (b) default in the payment of any installment of interest upon any of the Debt Securities of such series when due and payable, and continuance of such default for a period of 30 days;

          (c) default in the payment of any sinking or purchase fund payment or analogous obligation when due and payable;

          (d) failure to observe or perform any other of our covenants or agreements for a period of 90 days after written notice of such failure has been given as provided in the Indenture;

          (e) a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by us (including a default with respect to Debt Securities of any series other than that series) or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us (including the Indenture) whether such indebtedness now exists or shall hereafter be created, which default shall constitute a failure to pay in excess of $50,000,000 principal amount of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto or shall have resulted in an excess of $50,000,000 of principal amount of such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after there shall have been given, by registered or certified mail, to us by the Trustee or to us and the Trustee by the holders of at least 25% in principal amount of the outstanding Debt Securities of that series a written notice specifying such default and requiring us to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a "Notice of Default" thereunder; or

          (f) certain events in bankruptcy, insolvency or other similar occurrences.

     The Indenture provides that if an event of default described in clause (a),
(b), (c), (d) or (e) shall have occurred and is continuing, and in each and every such case, unless the principal amount of all the Debt Securities of such series shall have already become due and payable, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of all series affected thereby then outstanding, by notice in writing to us (and to the Trustee if given by securityholders) may declare the principal amount of all the Debt Securities (or, with respect to discount Debt Securities, as defined below, such lesser amount as may be specified in the terms of such Debt Securities) affected thereby to be due and payable immediately, or, if an event of default described in clause (f) shall have occurred and is continuing, and unless the principal of all the Debt Securities of such series shall have already become due and payable, either the Trustee or the holders of not less than 25% in aggregate principal amount of all the Debt Securities then outstanding, by notice in writing to us (and to the Trustee if given by securityholders), may declare the principal of all the Debt Securities (or, with respect to discount Debt Securities, such lesser amount as may be specified in the terms of such Debt Securities) to be due and payable immediately. Upon certain conditions, such declarations may be annulled and certain past defaults may be waived by the holders of a majority of the principal amount of outstanding Debt Securities of such series. For information as to waiver of defaults, see "Meetings; Modification of the Indenture; Waiver."

     We will be required to furnish to the Trustee annually a statement as to our performance of certain of our obligations under the Indenture and as to any default in such performance.

     Under the Indenture, the Trustee must give to the holders of each series of Debt Securities notice of all uncured defaults with respect to such series within 90 days after the occurrence of such a default; provided that, except in the case of default in the payment of principal, premium (if any) or interest on any of the Debt Securities, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the Debt Securities of such series.

MEETINGS; MODIFICATION OF THE INDENTURE; WAIVER

     The Indenture contains provisions permitting us and the Trustee, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of all series of the Debt Securities to be affected at the time outstanding under the Indenture (voting as one class), to enter into indentures supplemental to or modifying the Indenture or the rights of the holders of such Debt Securities, except that no such modification shall (a) extend the fixed maturity, reduce the principal amount or redemption premium (if any) or reduce the rate or extend the time of payment of interest on any

Debt Security without the consent of the holder of each Debt Security so affected, or (b) reduce the percentage in principal amount of the outstanding Debt Securities, the consent of whose holders is required for any such modification, without the consent of the holders of all Debt Securities then outstanding.


     Without the consent of any holders of Debt Securities, we and the Trustee may enter into one or more supplemental indentures (which shall conform to the effective provisions of the Trust Indenture Act) for any of the following purposes:

          (a) to evidence the succession of another corporation to us, or successive successions and the assumption by the successor corporation of our covenants, agreements and obligations pursuant to Article Eleven of the Indenture;

          (b) to add to our covenants for the protection of the holders of the Debt Securities, and to make the occurrence, or the occurrence or continuance, of a default in any of such additions, an event of default permitting the enforcement of all remedies provided in the Indenture, with such period of grace, if any, and subject to such conditions as such supplemental indenture may provide;

          (c) to provide for the issuance under the Indenture of Debt Securities, whether or not then outstanding, in coupon form (including Debt Securities registrable as to principal only) and to provide for exchangeability of such Debt Securities with Debt Securities issued under the Indenture in fully registered form and to make all appropriate changes for such purpose;

          (d) to modify, eliminate or add to the provisions of the Indenture to such extent as shall be necessary to effect the qualification of the Indenture under the Trust Indenture Act, or under any similar federal statute hereafter enacted, and to add to the Indenture such other provisions as may be expressly permitted by the Trust Indenture Act, excluding, however, the provisions referred to in Section 316(a)(2) of the Trust Indenture Act or any corresponding provision in any similar federal statute hereafter enacted;

          (e) to convey, transfer, assign, mortgage or pledge any property to or with the Trustee;

          (f) to evidence and provide for the acceptance and appointment hereunder of a successor trustee with respect to the Debt Securities of one or more series and to add or change any provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts by more than one trustee;

          (g) to change or eliminate any provision of the Indenture or to add any new provision to the Indenture; provided that if such change, elimination or addition will adversely affect the interests of the holders of the Debt Securities of any series in any material respect, such change, elimination or addition will become effective with respect to such series only when there is no debt security of such series remaining outstanding under the Indenture;

          (h) to provide collateral security for the Debt Securities;

          (i) to change any place where (1) the principal, premium (if any) and interest on Debt Securities of any series shall be payable; (2) any Debt Securities of any series may be surrendered for registration of transfer;
     (3) Debt Securities of any series may be surrendered for exchange; and (4) notices and demands to or upon us in respect of the Debt Securities of any series and the Indenture may be served; and

          (j) to establish the form or terms of Debt Securities of any series as permitted by the Indenture.

     The Trustee is authorized by the Indenture to join with us in the execution of any such supplemental indenture, to make any further appropriate agreements and stipulations which may be contained in any such supplemental indenture and to accept the conveyance, transfer, assignment, mortgage or pledge of any property under such supplemental indenture. The Trustee shall not be obligated to enter into any such supplemental indenture which adversely affects the Trustee's own rights, duties or immunities under the Indenture or otherwise. No supplemental indenture shall be effective as against the Trustee unless and until it has been duly executed and delivered by the Trustee.

     The Indenture contains provisions for convening meetings of the holders of Debt Securities of a series. A meeting may be called at any time by the Trustee, and also by us or the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of any series if the Trustee fails to call the meeting upon our request or upon the request of such holders. Notice of every meeting of securityholders shall set forth the time and place in the Borough of Manhattan, the City of New York, of such meeting and in general terms the action proposed and shall be mailed to all holders of Debt Securities of the applicable series as the names and addresses of such holders appear on the Debt Security Register.


     Each holder of Debt Securities of a series with respect to which a meeting is being held (or such holder's proxy) shall be entitled to one vote for each $1,000 outstanding principal amount of Debt Securities held (or represented) by him. The vote upon any resolution submitted to any meeting of securityholders shall be by written ballot. The holders of a majority in principal amount of the outstanding Debt Securities of all series affected thereby (voting as one class) may waive our compliance of covenants or conditions provided for in the Indenture. The holders of a majority in principal amount of the outstanding Debt Securities of each series may, on behalf of the holders of all the Debt Securities of such series, waive any past default under the Indenture, except a default (1) in the payment of principal, premium (if any) or interest on any debt security of such series, or (2) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected.


COLLECTION OF INDEBTEDNESS, ETC.


     The Indenture also provides that if we fail to make payment of principal, premium, interest or any mandatory sinking fund requirements on the Debt Securities (and in the case of payment of interest or any mandatory sinking fund payment, such failure to pay shall have continued for 30 days) we will, upon demand of the Trustee, pay to it, for the benefit of the holders of the Debt Securities, the whole amount then due and payable on the Debt Securities for principal or premium (if any) and interest, with interest on the overdue principal and, to the extent payment of interest shall be legally enforceable, upon overdue installments of interest at the rate borne by the Debt Securities. The Indenture further provides that if we fail to pay such amount upon such demand, the Trustee may, among other things, institute a judicial proceeding for the collection thereof. However, the Indenture provides that notwithstanding any other provision of the Indenture, the holder of any Debt Security shall have the right to institute suit for the enforcement of any payment of principal and interest on such security on the respective stated maturities expressed in such Debt Security and that such right shall not be impaired without the consent of such holder. The holders of a majority in principal amount of the Debt Securities of each series then outstanding under the Indenture shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee; provided, that the holders shall have offered to the Trustee reasonable indemnity against expenses and liabilities.


SATISFACTION AND DISCHARGE

     We may satisfy and discharge its obligations under the Indenture if, at any time, (1) we shall have delivered to the Trustee for cancellation all Debt Securities of any series theretofore authenticated or (2) all such Debt Securities of such series not theretofore delivered to the Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption, and we shall deposit or cause to be deposited with the Trustee as trust funds (a) an amount of money which will be sufficient, or (b) Government Obligations, the principal and interest on which when due, without any regard to reinvestment thereof, will provide monies which will be sufficient, or (c) a combination of (a) and (b) which will be sufficient, to pay at maturity or upon redemption all Debt Securities of such series not theretofore delivered to the Trustee for cancellation, including principal, premium (if any) and interest due or to become due to such date of maturity or date fixed for redemption, as the case may be.

     If the conditions of either (1) or (2) above are satisfied, we must also pay or cause to be paid all other sums payable by us under the Indenture with respect to such series, and then the Indenture shall cease to be of further effect with respect to the Debt Securities of such series, and the Trustee, on demand of and at our cost and expense, shall execute proper instruments acknowledging satisfaction of and discharging the Indenture with respect to the Debt Securities of such series. We agree to reimburse the Trustee for any costs or expenses thereafter reasonably and properly incurred by the Trustee in connection with the Indenture or the Debt Securities of such series.

     In addition, under the Indenture we will be discharged from any and all obligations in respect of the Debt Securities of any series (except in each case for certain obligations to register the transfer or exchange of Debt Securities, replace stolen, lost or mutilated Debt Securities, maintain paying agencies and hold moneys for payment in trust) if we deposit with the Trustee, in trust, money, Government Obligations, or a combination thereof, in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest on, Debt Securities of such series on the dates such payments are due in accordance with the terms of such Debt Securities. Such defeasance and discharge will become effective after we have, among other things, delivered to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the Debt Securities of such series to recognize income, gain or loss for federal income tax purposes, or a copy of a ruling or other formal statement or action to such effect received from or published by the United States Internal Revenue Service (the "IRS").

NOTICES

     Any notice or demand required or permitted to be given or served by the Trustee or by the holders of Debt Securities to or on us may be given or served by postage prepaid first class mail addressed (until another address is filed by us with the Trustee) as follows: Piedmont Natural Gas Company, Inc., 1915 Rexford Road, Post Office Box 33068, Charlotte, North Carolina 28233, Attention:
Ted C. Coble, Vice President and Treasurer and Assistant Secretary.

     Any notice, direction, request or demand by any holder of the Debt Securities to or upon the Trustee shall be deemed to have been sufficiently given or made, if given or made in writing at the principal corporate trust office of the Trustee in the Borough of Manhattan, the City of New York.

     Any notice to be given to the holders of the Debt Securities will be given by mail to the addresses of such holders as they appear in the Debt Security Register.

TITLE


     We, the Trustee and any of our agents may deem the person in whose name such Debt Security shall be registered upon our books (which, in the case of Debt Securities represented by a global security, shall be the Depository or its nominee) to be the absolute owner of such Debt Security (whether or not such debt security shall be overdue and notwithstanding any notation of ownership or other writing thereon), for the purpose of receiving payment and for all other purposes.

REPLACEMENT OF DEBT SECURITIES


     In case any Debt Security shall become mutilated or be destroyed, lost or stolen, we, in the case of a mutilated Debt Security shall, and in the case of a lost, stolen or destroyed Debt Security may in our discretion, provide a new Debt Security of the same series. The applicant for a substituted Debt Security shall furnish to us and the Trustee such security or indemnity as may be required by them to save each of us harmless, and, in every case of destruction, loss or theft, the applicant shall also furnish evidence of the destruction, loss or theft of such Debt Security and of the ownership thereof. We may require the payment of a sum sufficient to cover any tax, governmental charge or other charges that may be imposed in relation to the issuance of a substituted Debt Security and in addition a further sum not exceeding $2.00 for each Debt Security so issued in substitution.


GOVERNING LAW

     The Indenture is and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

CONCERNING THE TRUSTEE

     Subject to the provisions of the Indenture relating to its duties, the Trustee will be under no obligation to expend or risk its own funds or to incur any personal financial liability in the performance of its duties under the Indenture, or to exercise any of its rights or powers under the Indenture, if there are reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. Subject to such provisions, the holders of a majority in principal amount of the Debt Securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture, or exercising any trust or power conferred on the Trustee. Citibank, N.A., Trustee under the Indenture, has commercial banking relationships with us. Citibank, N.A., is an affiliate of Citicorp Securities, Inc., which is one of the agents for our medium-term note program.

                          DESCRIPTION OF COMMON STOCK


     Our Articles of Incorporation authorize 100,000,000 shares of common stock without par value and 175,000 shares of preferred stock without par value. Our Board of Directors has the authority to establish one or more series of preferred stock with such terms and rights as it may determine. No shares of preferred stock are presently outstanding.



     Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Under North Carolina law, the election of directors requires a plurality of the votes cast in the election. Shareholders do not have cumulative voting rights.


     Our Articles of Incorporation and By-Laws contain certain provisions that could have the effect of delaying, deferring or preventing a change in control. These provisions include:

     - Classified Board of Directors. Our Board of Directors is divided into three classes with staggered terms, which means that, as a general matter, only one-third of the Board must stand for re-election at any annual meeting of shareholders. The classification of directors could have the effect of making it more difficult for shareholders, including those holding a majority of the outstanding shares, to force an immediate change in the composition of our Board. Two shareholder meetings, instead of one, generally will be required to effect a change in the control of our Board. The provision for the classification of directors may be amended, altered, changed or repealed only upon the affirmative vote of 80% of the outstanding shares entitled to vote in the election of directors.


     - Fixing and Changing Number of Directors. Our By-Laws authorize the Board of Directors to fix the number of directors and provide that the number may be changed only by (a) the affirmative vote of 80% of the outstanding shares entitled to vote in the election of directors or (b) a majority of the entire Board of Directors.


     - Nominations to the Board. With certain exceptions, nominations to the Board must be made at least 60 days prior to the date of a meeting of shareholders.

     - Removal of Directors. Directors may be removed for cause only by the affirmative vote of 80% of the outstanding shares entitled to vote in the election of directors.


     - Fair Price Provisions. Our Articles of Incorporation require the affirmative vote of a super majority of the outstanding shares of voting stock to approve certain transactions such as actions in connection with any "Business Combination." A Business Combination is defined to include any merger, consolidation, lease, sale or disposition of assets or certain other business transactions by us or our subsidiaries involving an "interested shareholder." An interested shareholder is defined as any person who is or has announced an intention to become the beneficial owner of 10% or more of our voting stock (and certain defined affiliates) or an affiliate or associate of an interested shareholder and that, together with all such other arrangements, has an aggregate fair market value and/or involves aggregate commitments of $10,000,000 or more or more than 5% of our total assets or shareholders' equity as reflected on our most recent fiscal year-end consolidated balance sheet. Our Articles of Incorporation require the affirmative vote of not less than 66 2/3% of our voting stock, voting together as a single class, excluding any voting stock held by an interested shareholder, with respect to all Business Combinations involving the interested shareholder unless (1) the transaction is approved by our Board of Directors prior to the date on which directors not affiliated with the interested shareholder and who were directors prior to the time the interested shareholder acquired such status ("Continuing Directors") comprise less than a majority of our Board of Directors, and (2) if the Business Combination involves payment of consideration to shareholders, certain minimum price and disclosure requirements are satisfied as to all shareholders, and there has been no major change in our business or equity capital structure or any change or reduction in the payment of dividends since the date the interested shareholder acquired such status. To meet the minimum price criteria, the shareholders must receive consideration or retain value per share after the transaction that is not less than the highest price per share paid by the interested shareholder in the transaction or within two years preceding the announcement date of the transaction, or the fair market value per share of our common stock on the date the transaction is announced or the date on which the interested shareholder acquired such status, whichever is higher. The minimum price provisions must be met with respect to every class or series of our outstanding capital stock, whether or not the interested shareholder has previously acquired shares of any particular class or series. Our Articles of Incorporation require the same 66 2/3% shareholder approval to amend or repeal the foregoing provisions or to adopt any provision inconsistent with such provisions unless the change is proposed by the Board of Directors prior to the date on which Continuing Directors comprise less than a majority of the Board.



     - Shareholder Rights Plan. Our shareholder rights plan generally provides the Board of Directors and shareholders the right to act to substantially dilute the share ownership position of any person who acquires 15% or more of our common stock. These provisions could discourage bids for the common stock at a premium and might adversely affect the market price of our common stock.

     - Amendment to our By-Laws. Unless otherwise provided by law, our By-Laws may be amended only by (a) the affirmative vote of 80% of the outstanding shares entitled to vote in the election of directors or (b) a majority of the entire Board of Directors at a meeting at which a quorum is present.


     - Opt out of North Carolina Anti-Takeover Statutes. Our Articles of Incorporation contain language to "opt out" of the provisions of two North Carolina anti-takeover statutes which, under the North Carolina Business Corporation Act, would otherwise apply to us. The first of these statutes, called the "North Carolina Shareholder Protection Act," requires that any business combination (as defined therein) between a corporation and any 20% shareholder be approved by 95% of the corporation's voting shares. Under the second statute, called the "North Carolina Control Share Acquisition Act," control shares of a corporation that are acquired in a "control share acquisition" (as defined in the statute) have no voting rights unless such rights are granted by resolution adopted by a majority of the corporation's shareholders, and in the event such voting rights were to be granted, all other shareholders would have the right to have their shares in the corporation redeemed at their fair value, subject to certain restrictions. Because application of these statutes to us would create material conflicts with existing provisions of our Articles of Incorporation regarding Business Combinations, our Articles of Incorporation include provisions stating that neither of these statutes will apply to us.


     Holders of our common stock are entitled to receive dividends that may be declared from time to time by the Board of Directors subject to any preferences that may be applicable to any shares of our preferred stock then outstanding. Some of the agreements under which our long-term debt was issued contain provisions that restrict the amount of cash dividends that may be paid on our common stock. Under the most restrictive of these provisions, all of our retained earnings were free of such restrictions as of April 30, 2001.



     In the event of liquidation, holders of common stock are entitled to all assets that remain after satisfaction of creditors and the liquidation preferences of any outstanding preferred stock, if any. Holders of common stock do not have preemptive rights to purchase additional shares of common stock or securities convertible into such shares. There are no redemption provisions on any shares of common stock. The outstanding shares of common stock are, and the additional shares offered hereby will be, fully paid and non-assessable.



     The outstanding shares of common stock are, and the additional shares offered hereby will, subject to notice of listing, be listed on the New York Stock Exchange under the trading symbol "PNY."



     The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10008.


                              PLAN OF DISTRIBUTION


     We may sell the securities offered by this prospectus and the applicable prospectus supplement as follows:


     - to or through underwriting syndicates represented by managing underwriters, or by underwriters without a syndicate, such underwriters to be designated at the time of sale;

     - through agents designated from time to time; or

     - directly by us to other purchasers.

     The applicable prospectus supplement will set forth the terms of the offering of the securities, including the name or names of any underwriters or agents, the purchase price of such securities and the proceeds to us from such sales, any underwriting discounts, agency commissions and other items constituting underwriters' or agents' compensation, any initial public offering price, any discounts or concessions to be allowed or reallowed or paid to dealers and the securities exchanges, if any, on which such securities may be listed.



     If underwriters are used in the sale, the securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions. These transactions may be at a fixed public offering price or at varying prices determined at the time of sale. Such securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate, all of which underwriters in either case will be designated in the prospectus supplement corresponding to such offering. Unless otherwise set forth in the applicable prospectus supplement, under the terms of the underwriting agreement, the obligations of the underwriters to purchase such securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.



     The securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities with respect to which this prospectus is delivered will be named, and any commission payable by us to such agent will be set forth, in the corresponding prospectus supplement. Unless otherwise indicated in the corresponding prospectus supplement, any such agent will be acting on a reasonable best-efforts basis for the period of its appointment.



     If so indicated in the applicable prospectus supplement, we may authorize underwriters or agents to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts ("Delayed Delivery Contracts") providing for payment and delivery on the future date or dates stated in the prospectus supplement. The amount of securities to be sold under each Delayed Delivery Contract and the aggregate amount of securities to be sold under all Delayed Delivery Contracts will be set forth in the prospectus supplement. Institutions with which Delayed Delivery Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions, but shall in all cases be subject to our approval in our sole discretion. The obligations of the purchaser under any Delayed Delivery Contract to pay for and take delivery of securities will not be subject to any conditions except that (i) the purchase of securities by such institution shall not at the time of delivery be prohibited under the laws of any jurisdiction to which such institution is subject; and (ii) any related sale of securities to underwriters shall have occurred. A commission set forth in the applicable prospectus supplement will be paid to underwriters or agents soliciting purchases of securities pursuant to Delayed Delivery Contracts accepted by us. The underwriters or agents will not have any responsibility in respect of the validity or performance of Delayed Delivery Contracts.


     All Debt Securities will be new issues of securities with no established trading market. Any underwriters to whom Debt Securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Debt Securities. Any common stock sold pursuant to a prospectus supplement will be listed on the New York Stock Exchange, subject to notice of listing.

     Underwriters and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of

1933, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof and to reimbursement by us for certain expenses. Underwriters and agents also may be customers of, engage in transactions with, or perform other services for us in the ordinary course of business.

                                 LEGAL OPINIONS


     The validity of the securities will be passed upon for us by Nelson, Mullins, Riley & Scarborough, LLP, Charlotte, North Carolina. Jerry W. Amos, a partner in that law firm, who is also our General Counsel and a Director, beneficially owned 71,206 shares of our common stock as of May 31, 2001. Certain legal matters in connection with the issuance of the securities will be passed upon for any underwriters or agents by Orrick, Herrington & Sutcliffe LLP, New York, New York.


                                    EXPERTS


     The consolidated financial statements and the related financial statement schedule incorporated in this Prospectus by reference from Piedmont Natural Gas Company's Annual Report on Form 10-K for the year ended October 31, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

             ------------------------------------------------------
             ------------------------------------------------------

  We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

                           -------------------------

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
Forward-Looking Statements..........    2
Where You Can Find More
  Information.......................    2
The Company.........................    4
Use of Proceeds.....................    5
Ratio of Earnings to Fixed
  Charges...........................    5
Securities We May Issue.............    5
Prospectus Supplements..............    5
Description of Debt Securities......    6
Description of Common Stock.........   17
Plan of Distribution................   19
Legal Opinions......................   21
Experts.............................   21

             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------

                              PIEDMONT NATURAL GAS
                                 COMPANY, INC.
             ------------------------------------------------------
             ------------------------------------------------------

             PART II.   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 16.  LIST OF EXHIBITS


 1.1   --  Form of Underwriting Agreement (Debt).*
 1.2   --  Form of Underwriting Agreement (Equity).*
 1.3   --  Form of Agency Agreement.*
 4.1   --  Indenture dated as of April 1, 1993, between Piedmont
           Natural Gas Company, Inc., and Citibank, N.A., as Trustee
           (incorporated by reference to Exhibit 4.1 of Form S-3
           Registration Statement No. 33-59369 filed by the Registrant on August 9, 1995).
 4.2 -- First Supplemental Indenture dated as of February 25, 1994, between PNG Acquisition Company, Piedmont Natural Gas
           Company, Inc., and Citibank, N.A., as Trustee (incorporated by reference to Exhibit 4.2 of Form S-3 Registration
           Statement No. 33-59369 filed by the Registrant on August 9,
           1995).
 4.3   --  Form of Debt Security.**
 4.4   --  Form of Master Global Note.*
 4.5 -- Copy of Articles of Incorporation of the Company, filed with the North Carolina Secretary of State on December 14, 1993
           (filed as Exhibit 2 to the Company's Form 8-B, filed on
           March 2, 1994, and incorporated herein by reference).
 4.6   --  Copy of Certificate of Merger (New York) and Articles of
           Merger (North Carolina), each dated March 1, 1994, evidencing merger of Piedmont Natural Gas Company, Inc., with and into PNG Acquisition Company, with PNG Acquisition
           Company being renamed "Piedmont Natural Gas Company, Inc."
           (filed as Exhibits 3.2 and 3.1 to the Company's Form 8-B, filed March 2, 1994, and incorporated herein by reference).
 4.7 -- By-Laws of the Company, as amended (filed as Exhibit C to the Proxy Statement included as Exhibit 2 of the Company's
           Registration Statement on Form 8-B, dated March 2, 1994, No.
           1-6196, and incorporated herein by reference).
 4.8 -- Copy of Rights Agreement dated as of February 27, 1998, between the Company and Wachovia Bank, N.A., as Rights
           Agent, including the Rights Certificate (filed as Exhibit
           10.1 to Current Report on Form 8-K of the Company dated
           February 27, 1998, and incorporated herein by reference).
 4.9 -- Specimen Common Stock Certificate (filed as Exhibit 3.3 of the Company's Registration Statement on Form 8-B, dated
           March 2, 1994, No. 1-6196, and incorporated herein by reference).
 5.1 -- Opinion of Nelson, Mullins, Riley & Scarborough, LLP, regarding legality of securities being registered.*
12.1   --  Computation of Ratio of Earnings to Fixed Charges.*
23.1   --  Consent of Nelson, Mullins, Riley & Scarborough, LLP
           (included in Exhibit 5.1).
23.2   --  Independent Auditors' Consent.
24.1   --  Powers of Attorney.
25.1   --  Statement of Eligibility of Trustee on Form T-1.*


-------------------------


* Previously filed.



** The Company will file any forms of debt securities not previously so filed in a current report on Form 8-K.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement No. 333-62222 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on the 7th day of August, 2001.


                                        PIEDMONT NATURAL GAS COMPANY, INC.


                                        By:       /s/ WARE F. SCHIEFER

                                           -------------------------------------
                                                     Ware F. Schiefer,
                                           President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement No. 333-62222 has been signed by the following persons in the capacities and on the dates indicated.



                   SIGNATURES                                    TITLE                       DATE
                   ----------                                    -----                       ----



              /s/ WARE F. SCHIEFER                 Director, President and Chief        August 7, 2001
------------------------------------------------     Executive Officer
                Ware F. Schiefer




             /s/ DAVID J. DZURICKY                 Senior Vice President and Chief      August 7, 2001
------------------------------------------------     Financial Officer (Principal
               David J. Dzuricky                     Financial Officer)




                /s/ BARRY L. GUY                   Vice President and Controller        August 7, 2001
------------------------------------------------     (Principal Accounting Officer)
                  Barry L. Guy




               /s/ JERRY W. AMOS                   Director                             August 7, 2001
------------------------------------------------
                 Jerry W. Amos




                C.M. BUTLER III*                   Director                             August 7, 2001
------------------------------------------------
                C.M. Butler III




               D. HAYES CLEMENT*                   Director                             August 7, 2001
------------------------------------------------
                D. Hayes Clement




                JOHN W. HARRIS*                    Director                             August 7, 2001
------------------------------------------------
                 John W. Harris




                                                   Director                             August 7, 2001
------------------------------------------------
                Muriel W. Helms




                JOHN H. MAXHEIM*                   Director                             August 7, 2001
------------------------------------------------
                John H. Maxheim




               NED R. MCWHERTER*                   Director                             August 7, 2001
------------------------------------------------
                Ned R. McWherter




           WALTER S. MONTGOMERY, JR.*              Director                             August 7, 2001
------------------------------------------------
           Walter S. Montgomery, Jr.




            DONALD S. RUSSELL, JR.*                Director                             August 7, 2001
------------------------------------------------
             Donald S. Russell, Jr.




                JOHN E. SIMKINS*                   Director                             August 7, 2001
------------------------------------------------
                John E. Simkins




           * By /s/ DAVID J. DZURICKY
   ------------------------------------------
               David J. Dzuricky
               (Attorney-in-Fact)

                               INDEX TO EXHIBITS


 1.1   --  Form of Underwriting Agreement (Debt).*
 1.2   --  Form of Underwriting Agreement (Equity).*
 1.3   --  Form of Agency Agreement.*
 4.1   --  Indenture dated as of April 1, 1993, between Piedmont
           Natural Gas Company, Inc., and Citibank, N.A., as Trustee
           (incorporated by reference to Exhibit 4.1 of Form S-3
           Registration Statement No. 33-59369 filed by the Registrant on August 9, 1995).
 4.2 -- First Supplemental Indenture dated as of February 25, 1994, between PNG Acquisition Company, Piedmont Natural Gas
           Company, Inc., and Citibank, N.A., as Trustee (incorporated by reference to Exhibit 4.2 of Form S-3 Registration
           Statement No. 33-59369 filed by the Registrant on August 9,
           1995).
 4.3   --  Form of Debt Security.**
 4.4   --  Form of Master Global Note.*
 4.5 -- Copy of Articles of Incorporation of the Company, filed with the North Carolina Secretary of State on December 14, 1993
           (filed as Exhibit 2 to the Company's Form 8-B, filed on
           March 2, 1994, and incorporated herein by reference).
 4.6   --  Copy of Certificate of Merger (New York) and Articles of
           Merger (North Carolina), each dated March 1, 1994, evidencing merger of Piedmont Natural Gas Company, Inc., with and into PNG Acquisition Company, with PNG Acquisition
           Company being renamed "Piedmont Natural Gas Company, Inc."
           (filed as Exhibits 3.2 and 3.1 to the Company's Form 8-B, filed March 2, 1994, and incorporated herein by reference).
 4.7 -- By-Laws of the Company, as amended (filed as Exhibit C to the Proxy Statement included as Exhibit 2 of the Company's
           Registration Statement on Form 8-B, dated March 2, 1994, No.
           1-6196, and incorporated herein by reference).
 4.8 -- Copy of Rights Agreement dated as of February 27, 1998, between the Company and Wachovia Bank, N.A., as Rights
           Agent, including the Rights Certificate (filed as Exhibit
           10.1 to Current Report on Form 8-K of the Company dated
           February 27, 1998, and incorporated herein by reference).
 4.9 -- Specimen Common Stock Certificate (filed as Exhibit 3.3 of the Company's Registration Statement on Form 8-B, dated
           March 2, 1994, No. 1-6196, and incorporated herein by reference).
 5.1 -- Opinion of Nelson, Mullins, Riley & Scarborough, LLP, regarding legality of securities being registered.*
12.1   --  Computation of Ratio of Earnings to Fixed Charges.*
23.1   --  Consent of Nelson, Mullins, Riley & Scarborough, LLP
           (included in Exhibit 5.1).
23.2   --  Independent Auditors' Consent.
24.1   --  Powers of Attorney.
25.1   --  Statement of Eligibility of Trustee on Form T-1.*


-------------------------


* Previously filed.



**The Company will file any forms of debt securities not previously so filed in a current report on Form 8-K.